EXHIBIT 99.1

 Tennessee Commerce Bancorp Announces Changes in Board

FRANKLIN, Tenn. (July 18, 2007) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today announced that Fowler H. Low, Winston C. Hickman and Regg E. Swanson resigned from the Corporation’s Board of Directors.  Mr. Low’s resignation was effective July 18, 2007, Mr. Hickman’s resignation was effective July 17, 2007, and Mr. Swanson’s resignation was effective July 16, 2007.

In their letters of resignation, Mr. Low, Mr. Hickman and Mr. Swanson indicated that they resigned from the Board because of their disagreement with recent decisions by the Company’s Board of Directors with respect to matters of executive compensation.  Effective with the resignations of Mr. Low, Mr. Hickman and Mr. Swanson, the size of Tennessee Commerce Bancorp’s Board of Directors was reduced from 13 directors to 10 directors.

Fowler H. Low, age 75, has served on Tennessee Commerce Bancorp’s Board of Directors since 2000 and was a Class I Director whose term would have expired in 2009.

Mr. Hickman, age 64, has also served on Tennessee Commerce Bancorp’s Board of Directors since 2000 and was a Class III Director whose term would have expired in 2008.

Mr. Swanson, age 54, has also served on Tennessee Commerce Bancorp’s Board of Directors since 2000 and was a Class I Director whose term would have expired in 2009.

“We thank these directors for their contributions to Tennessee Commerce Bancorp,” noted Arthur F. Helf, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

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